DECHERT PRICE & RHOADS
                               1500 K Street, N.W.
                                    Suite 500
                             Washington, D.C. 20005



                                February 20, 1997


Board of Trustees
Neuberger&Berman Advisers Management Trust
605 Third Avenue
Second Floor
New York, New York  10158-0006

Dear Sirs and Madams:

                  As counsel for Neuberger&Berman Advisers Management Trust (the "Trust"), we are familiar with the Trust's registration under the Investment Company Act of 1940, as amended, and with the registration statement relating to its shares of beneficial interest (the "Shares") under the Securities Act of 1933, as amended, (File No. 2-88566) (the "Registration Statement"). We have also examined such other corporate records, agreements, documents and instruments as we deemed appropriate.

                  Based upon the foregoing, it is our opinion with respect to the 65,158,641 Shares the registration of which is being made definite by the
Notice pursuant to Rule 24f-2 under the Investment Company Act of 1940 ("Notice") being filed by the Fund for its fiscal year ended December 31, 1996, assuming such Shares were sold at the public offering price and delivered by the Fund against receipt of the net asset value of the Shares in compliance with the terms of the Registration Statement and the requirements of applicable law, that such Shares were, when sold, duly and validly authorized, legally and validly issued, and fully paid, and non-assessable by the Trust.

                  We consent to the filing of this opinion in connection with the Notice on Form 24F-2 to be filed by the Fund with the Securities and Exchange Commission for the Fund's fiscal year ended December 31, 1996.


                                            Very truly yours,

                                            /s/ DECHERT PRICE & RHOADS